Exhibit (a)(1)(D)

CONDOR HOSPITALITY TRUST, INC.

Offer to Exchange

Shares of Common Stock

for Each Outstanding Share of

8% Series A Cumulative Preferred Stock

(CUSIP No. 20676Y205)

and

10% Series B Cumulative Preferred Stock

(CUSIP No. 20676Y304)

Pursuant to the Offer to Exchange dated August 6, 2015

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2015, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED IS REFERRED TO AS THE “EXPIRATION DATE”). YOU MAY WITHDRAW YOUR TENDER AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

August 6, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies, Other Nominees and Depositary Trust Company Participants:

Condor Hospitality Trust, Inc. (the “Company”) is offering to exchange shares of its common stock, $.01 par value per share, subject to the procedures and limitations described in the Offer to Exchange dated August 6, 2015, and related Letter of Transmittal (the “Letter of Transmittal”), for any and all outstanding shares of its 8% Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) and 10% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) (the Series A Preferred Stock and Series B Preferred Stock are referred to hereinafter as the “Preferred Stock”).

For your information and for forwarding to your clients for whom you hold shares of Preferred Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Exchange dated August 6, 2015;

2. The Letter of Transmittal including an IRS Form W-9 for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signature(s) may be used to tender shares of Preferred Stock;

3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer (a) if certificates evidencing shares of Preferred Stock are not immediately available or (b) if procedures for book-entry transfer cannot be completed prior to the Expiration Date or (c) if time will not permit all required documents to reach American Stock Transfer & Trust Company, LLC, the Exchange Agent, prior to the Expiration Date; and

4. A letter which may be sent to your clients for whose accounts you hold shares of Preferred Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON SEPTEMBER 9, 2015, UNLESS EXTENDED OR EARLIER TERMINATED.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Exchange.

Additional copies of the enclosed materials may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Exchange.

Very truly yours,

CONDOR HOSPITALITY TRUST, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CONDOR HOSPITALITY TRUST, INC., THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.